EXHIBIT 10.4

SCIENTIFIC ADVISORY AGREEMENT
AMENDMENT NO. 1

This Amendment No. 1 (this “Amendment”) effective this 24th day of August, 2004 hereby amends that certain Scientific Advisory Agreement (the “Agreement”) between ARIE BELLDEGRUN, M.D., having an address at 10833 Le Conte Avenue, Los Angeles, CA 90095 (hereinafter referred to as "ADVISOR") and Cougar Biotechnology, Inc., a Delaware limited liability corporation having offices at 10940 Wilshire Blvd. Suite 600, Los Angeles, CA 90024 ("COUGAR"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the ADVISOR and COUGAR have previously entered into the Agreement;

WHEREAS, COUGAR desires to increase the amount of time that the ADVISOR commits to providing advisory functions; and

WHEREAS, the ADVISOR desires to provide such increased advisory functions.

NOW, THEREFORE, based upon the mutual premises and conditions contained herein, the parties hereby agree as follows:

1. Section 3 is hereby amended and restated in its entirety to read as follows:

Section 3. Advisory Function. ADVISOR agrees to be available during the term of this Agreement upon reasonable request by COUGAR to consult with COUGAR and to assist COUGAR in the assessment of research, development and commercial programs of biotechnology or pharmaceutical companies that COUGAR may consider developing or acquiring from time to time, to offer advice and guidance with respect to the research and commercial development plans of potential competitors of such companies; provided, however, that ADVISOR shall not be obligated to commit more than two days per week to COUGAR. ADVISOR also agrees to be available, upon reasonable notice, to attend all meetings of the SAB and the Board.

2. Section 4(a) is hereby amended and restated in its entirety to read as follows:

(a) Pay to ADVISOR Two Hundred Thousand Dollars ($200,000) per year payable in accordance with its normal payroll period and practices;

3. In addition, in consideration for such additional services, the Company has agreed to grant to you options (the “Additional Options”) to purchase an additional 100,000 shares of Common Stock of the Company at an exercise price equal to $0.15 per share, which Additional Options shall vest, if at all, in four equal amounts on each anniversary of this Agreement and shall otherwise be subject to the Employee Stock Option Plan of COUGAR. Except as provided in Section 1 of the Agreement and the following sentence, the Additional Options shall vest only if ADVISOR is a member of both the Board of Directors and the SAB on such vesting date. Notwithstanding the foregoing, any portion of the Additional Options remaining unvested shall vest upon a Change of Control. “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper person thereunto duly authorized.

COUGAR BIOTECHNOLOGY, INC.

/s/ Alan H. Auerbach
By: Alan H. Auerbach, CEO Date:

ARIE BELLDEGRUN, M.D

/s/ Arie Belldegrun
Name: Arie Belldegrun Title: